Exhibit 10.2

GENERAL ASSIGNMENT FOR THE BENEFIT OF CREDITORS

THIS GENERAL ASSIGNMENT FOR THE BENEFIT OF CREDITORS (the “General Assignment”) is made this 16th day of August, 2023 (the “Effective Date”), by and between Aceragen, Inc., a Delaware corporation located at 505 Eagleview Boulevard, Exton, PA 19341, Federal Tax Identification Number 04-3072298, hereinafter referred to as “Assignor” and ACG (ABC), LLC, a Delaware limited liability company, with offices in care of Rock Creek Advisors, LLC (“Rock Creek”), 1738 Belmar Blvd., Belmar, New Jersey 07719, Federal Tax Identification Number 93-2643891, hereinafter referred to as “Assignee.”

RECITALS

A.           Assignor is indebted to various persons, corporations, and other entities and is unable to pay its debts in full. As a result, Assignor desires to transfer all of its property to an assignee for the benefit of creditors so that the property transferred may be expeditiously liquidated and the proceeds thereof fairly distributed to its creditors without any preference or priority, except such priority as established and permitted by law (including, without limitation, the law of contracts); and

B.           Assignor has determined that Assignee is an entity possessing the capabilities to administer the Assignment Estate (defined below), including (without limitation) the liquidation of the estate’s assets;

C.            In connection with the administration of the Assignment Estate, Assignee has executed a certain Collateral and Forbearance Agreement dated as of the date hereof (the “Collateral Agreement”) in favor of NovaQuest Co-Investment Fund XV, L.P. (”NovaQuest”)).

D.           NovaQuest has a first, valid and perfected security interest in, and lien on, all of the assets of Assignor, which security interest and lien shall be released in accordance with the terms of that certain Security Agreement and that certain Funding Agreement, each between NovaQuest and Assignor and dated July 11, 2023.

NOW, THEREFORE, in consideration of Assignor’s existing indebtedness to its creditors, the covenants and agreements to be performed by Assignee and other consideration, receipt of which is hereby acknowledged, it is hereby AGREED:

1.            Creation of Assignment Estate. Upon the execution of this General Assignment, a certain assignment estate shall be created (herein referred to as the “Assignment Estate”) to enable the Assignee to administer the estate, which includes the orderly liquidation of the property and assets of Assignor and the distribution of the proceeds therefrom to creditors of Assignor, in accordance with applicable law, the Collateral Agreement and the Secured Obligations Documents (as defined in the Collateral Agreement). Assignor hereby nominates and appoints Assignee to administer the Assignment Estate. The Assignee and its agents shall have the powers and duties hereinafter set forth and shall receive reasonable compensation for their services and reimbursement of their expenses, including (without limitation) reimbursement of the Assignee’s attorneys’ fees and costs. The Assignee may serve without bond, except to the extent a bond is required by law or court order. The Assignee may seek to have any bond required by law waived by court order and also is authorized to seek the waiver of any other court-required filing for the purposes of preserving Assignment Estate resources.

2.            Transfer of Assets. Assignor hereby assigns, grants, conveys, transfers, and sets over to Assignee all of Assignor’s currently existing right, title, and interest in all real or personal property and all other assets, whatsoever and where so ever situated, which assets include (without limitation) all personal property and any interest therein, including all that certain stock of merchandise, office furniture and fixtures, machinery, equipment, leasehold interests and improvements, inventory (raw goods, work in process and finished goods), book accounts, books and records, bills, accounts receivable, cash on hand, cash in bank, intellectual property including all patents, patent applications, copyrights, trademarks and trade names, and all goodwill associated therewith, insurance policies (including any and all policies for Directors and Officers Liability Insurance), tax refunds, rebates, general intangibles (including any and all causes of action), insurance refunds and claims (including any payments arising out of Directors and Officers Liability Insurance), and choses in action that are legally assignable, together with the proceeds of any non-assignable choses in action that may hereafter be recovered or received by the Assignor, and all real property interests. Further, this General Assignment specifically includes all claims for refunds or abatement of all excess taxes heretofore or hereafter assessed against or collected from the Assignor by the United States or any of its departments or agencies, any state or local taxing authority. Assignor agrees to endorse any refund checks relating to the prior operations of said Assignor’s business and to deliver such checks immediately to Assignee, except in the case of any of the foregoing, solely to the extent the same is prohibited from transfer or assignment by the terms of any applicable contract or by operation of law. All of the assets assigned by this General Assignment shall be referred to herein as the “Assigned Assets.” Notwithstanding the above, (a) the Assignee shall provide Assignor and its representatives with reasonable access to the books and records and other financial information of the Assignor as reasonably requested by the Assignor; (b) the Assignee shall ensure that any agreement to sell the Assignor’s assets contains a provision requiring any purchaser to provide the Assignor with such reasonable access; and (c) the definition of Assigned Assets shall not include any policy proceeds that would be directly payable to or payable on behalf of any insured individual under the Assignor’s insurance policies, including (without limitation) so-called “Side A” Coverage under the Assignor’s Directors and Officers Liability Insurance and nothing in this Agreement shall be construed to prevent or hinder any such individual from seeking access to any such policy proceeds. The assignment of the Assigned Assets by Assignor to Assignee hereunder shall be subject to all properly perfected liens encumbering any of the Assigned Assets existing as of the date of this Assignment, including, but not limited to, the liens of NovaQuest as more fully set forth in the Collateral Agreement and Secured Obligations Documents.

3.            Leases and Leasehold Interests. The Assigned Assets shall not include any leases or leasehold interests of Assignor, including, but not limited to, the leased office space in Exton, Pennsylvania, unless specifically designated and identified herein and only to the extent assignable; provided, however, the Assigned Assets shall include any and all prepaid deposits and expenses in connection with any and all leases and leasehold interests.

4.            Delivery of Documents, Endorsements, and Forwarding of Mail. Assignor authorizes the forwarding of its mail by the U.S. Postal Service, as directed by Assignee. Assignor agrees to (i) deliver to Assignee all existing books and records, (ii) execute and deliver all additional and reasonably necessary documents upon Assignor’s reasonable discretion, promptly upon request by Assignee, and (iii) endorse all indicia of ownership, where required by Assignee in order to complete the transfer of all Assigned Assets to Assignee as intended by this General Assignment.

5.            Powers and Duties of Assignee. Assignee shall have all powers under law necessary to marshal and liquidate the Assignment Estate, including (without limitation):

a.            To collect any and all accounts receivable and obligations owing to Assignor and not otherwise sold by Assignee;

b.            Consistent with the terms of the Collateral Agreement, to sell or otherwise dispose of all of the Assigned Assets, including (without limitation) all of Assignor’s machinery, equipment, inventory, service or trademarks, trade names, patents, franchises, and causes of action in such manner as Assignee deems best. Assignee shall have the power to execute bills of sale and any other such documents necessary to convey right, title, and interest in Assignor’s property to any bona fide buyer;

c.            To sell or otherwise dispose of all Assigned Assets, Assignee shall have the power to employ an auctioneer to appraise said assets and to conduct any public or private sale of the assets and to advertise said sale in such manner as Assignee deems best;

d.            To employ attorneys (including Womble Bond Dickinson (US) LLP), accountants, and any other additional personnel to whatever extent may be necessary to administer the Assigned Assets and claims of the Assignment Estate;

e.            To require all of Assignor’s creditors to whom any balance is owing to submit verified statements to Assignee of said claim(s);

f.             To settle any and all claims against or in favor of Assignor, with the full power to compromise, or, in the Assignee’s sole discretion, to sue or be sued, and to prosecute or defend any claim or claims of any nature whatsoever existing with regard to the Assignor;

g.            To open bank accounts in the name of the Assignee or its nominees or agents and to deposit the Assigned Assets or the proceeds thereof in such bank accounts and to draw checks thereon and with the further power and authority to do such acts and execute such papers and documents in connection with this General Assignment, as Assignee may deem necessary or advisable;

h.            To conduct the business of the Assignor should the Assignee deem such operation proper;

i.             To incur indebtedness sufficient to fund the ongoing operation of the Assignee’s business and the administration of the Assignment Estate;

j.             Consistent with the terms of the Collateral Agreement., to apply the net proceeds arising from the operation of and liquidation of Assignor’s business and the Assigned Assets and as allowed by law, in the following manner as to amounts only and not time of distribution:

(1)            FIRST, payment of a reasonable fee to the Assignee and payment of reasonable compensation and reimbursement of expenses for the services of: (i) attorneys for the Assignee (including Womble Bond Dickinson (US) LLP); (ii) financial advisor to the Assignee; (iii) certain professionals retained by the Assignor in connection with the transactions contemplated by this General Assignment; and (iv) any other professionals and/or employees retained by Assignee for assistance in administration of the Assignment Estate;

(2)            SECOND, to reimburse Assignee as to all costs advanced by the Assignee for the preservation of the Assigned Assets, including the maintenance and insurance of said assets;

(3)            THIRD, payment of all sums required to be paid in order to discharge any lien on, or any security interest in, any of said property and any secured indebtedness which under applicable law is entitled to priority of payment (including, without limitation, all Assignee financing and any other indebtedness secured by liens on the Assigned Assets sold by Assignee), in the order required under applicable law;

(4)            FOURTH, payment of all other costs and expenses incidental to the administration of the Assignment Estate, including (without limitation) all sales or similar tax resulting from disposition or sale of the Assigned Assets that is not paid by purchaser of such assets, legal fees of the Assignor for legal services rendered, including services related to the making of and administration of the General Assignment, and fees or expenses of any other professionals the Assignee deems necessary to properly administer the Assignment Estate, to the extent not paid pursuant to paragraph 5(j)(1) hereof, as well as the cost of defense and satisfaction of indemnification claims pursuant to the terms hereof and the cost of any required appraisal or bond, as well as payment of all wages and other costs associated with the Assignee’s utilization of Assignor’s employees, as applicable;

(5)            FIFTH, all federal taxes of any nature whatsoever owing as of the date of this General Assignment or such other claim of any federal governmental agency, as defined under 31 U.S.C. § 3713, including (without limitation) federal withholding taxes, federal unemployment taxes, and any other federal income, excise, property, and employment taxes;

(6)            SIXTH, all state, county, and municipality taxes of any nature whatsoever owing as of the date of this General Assignment, including (without limitation) employment, property, and income taxes;

(7)            SEVENTH, all other debts owing as of the date of this General Assignment that are entitled to priority treatment and payment under applicable law;

(8)            EIGHTH, with the exception of those classes set forth above, to other unsecured creditors of Assignor, within each class of such creditors established by Assignee, pro-rata in accordance with the terms of each creditor’s indebtedness, until all such debts are paid in full. No payment shall be made to any creditor whose claim is disputed until such time as such dispute is resolved. Each creditor’s otherwise pro-rata share of such distribution shall be fully reserved for by the Assignee until such time as the dispute is resolved. The Assignee may make interim distributions whenever the Assignee has accumulated sufficient funds to enable it to make a reasonable distribution;

(9)            NINTH, any monies (distributions) unclaimed by creditors ninety (90) days after the final distribution to unsecured creditors, if any, or the termination of the administration of the Assignment Estate created by this General Assignment shall be re-distributed to all known unsecured creditors who cashed their respective distribution checks from the Assignment Estate, so long as any such distribution exceeds one percent of each such creditor’s allowed claim; and

(10)            TENTH, the surplus, if any, of the Assignment Estate funds, when all debts of the Assignor shall have been paid in fall, shall be paid and transferred to the equity holders of the Assignor.

k.            To do and perform any and all other acts necessary and proper for the liquidation or other disposition of the assets, including (without limitation) abandonment and the distribution of the proceeds derived therefrom to Assignor’s creditors, provided, however, that the Assignee shall not abandon any of such assets to the Assignor.

l.             To complete the delisting and/or withdraw Assignor’s common stock, par value $0.001 per share (the “Common Stock”), from trading on the Nasdaq Capital Market or any other stock exchange on which the Common Stock may be traded and terminate the registration of the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and/or suspend Assignor’s duty to file reports under Sections 13 and 15(d) of the Exchange Act.

m.           To dissolve the Assignor.

6.            Rights of Creditors. Nothing herein modifies any rights and remedies of the creditors of Assignor against any surety or sureties for the Assignor and nothing herein shall prevent the creditors or any of them from suing any third parties or persons who may be liable to any of the creditors for all or any part of their claims against the Assignor, or from enforcing or otherwise obtaining the full benefit of any mortgage, charge, pledge, lien, or other security which they now hold on any property of the Assignor.

7.            Administration of Assignment Estate. The Assignee shall administer the Assignment Estate in a manner consistent with Delaware law and other applicable state law. Additionally, the Assignee will file all necessary pleadings required in an assignment for the benefit of creditor proceeding under 10 Del. C. 7381 et. seq. The Assignee also shall have the right to ask any court of competent jurisdiction for a declaratory judgment or such other relief as the Assignee may deem necessary, if, in its opinion, said action is desirable in connection with any dispute or claim arising hereunder.

8.            Limitation of Liability of Assignee; Indemnification.

a.            Assignor acknowledges that Assignee is acting solely in its limited capacity as Assignee of the Assignment Estate, and not in Assignee’s personal capacity. The parties hereto acknowledge and agree that neither the Assignee nor any of its members, managers, employees, officers, agents, or representatives will assume any personal liability or responsibility for any of the Assignee’s acts described herein. Assignee’s obligations shall be limited to the performance of the terms and conditions of the General Assignment in good faith and in the exercise of its best business judgment. No implied covenants or obligations shall be read into this Assignment against the Assignee.

b.            The Assignee shall be indemnified by the Assignment Estate for any claims brought against the Assignee for any of its acts or omissions as Assignee except where it is determined in a final judgment by a court of competent jurisdiction that the Assignee’s conduct was willful or grossly negligent.

9.            Reliance. The Assignee may conclusively rely and shall be protected in acting upon on the truth, accuracy, and completeness of any statement, certificate, opinion, resolution, instrument, report, notice, request, consent, order, or other paper or document furnished to the Assignee by the Assignor or its directors, managers, employees, officers, agents, or representatives. The Assignee may conclusively rely and shall be protected in acting upon the truth, accuracy, and completeness of any statement, certificate, opinion, resolution, instrument, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been properly signed or presented.

10.          Representations and Warranties of Assignor.

a.            As of the date hereof, Assignor has all requisite power and authority to execute, deliver, and perform its obligations under this General Assignment, including (without limitation) to transfer the property transferred to the Assignee hereby;

b.            The execution, delivery, and performance by the Assignor of this General Assignment has been duly authorized by all necessary corporate and other action and does not and will not require any registration with, consent or approval of, or notice to or action by, any person (including any governmental authority) in order to be effective and enforceable; and

c.            This General Assignment constitutes the legal, valid, and binding obligation of the Assignor, enforceable against it in accordance with their respective terms.

11.            Power of Attorney. The Assignor, by this General Assignment, hereby grants the Assignee a general power of attorney, which power of attorney specifically includes the right of the Assignee to prosecute any action in the name of the Assignor as Attorney-in-Fact. Further, on the date the General Assignment is accepted by the Assignee, the Assignee shall succeed to all of the rights and privileges of the Assignor, including (without limitation) any attorney-client privilege, in respect to any potential or actual claims, cases, controversies, or causes of action, and shall be deemed to be a representative of the Assignor with respect to all such potential or actual claims, cases, controversies, or causes of action.

12.          Acceptance by Assignee. By execution of this General Assignment, the Assignee does hereby accept the estate herein created and agrees to faithfully perform its duties according to the best of the Assignee’s skill, knowledge, and ability in accordance with applicable law. It is understood that the Assignee shall receive reasonable compensation for its services in connection with the administration of the Assignment Estate. Reasonable compensation does not replace or subsume the reimbursement of all the Assignee’s expenses incurred as a result of the administration of the Assignment Estate from the proceeds generated therefrom.

13.          Resignation by Assignee. The Assignee may resign and be discharged from its duties hereunder at any time; provided that such resignation shall not become effective until (i) a successor assignee has been appointed by the Assignee, and such successor has accepted its appointment in writing delivered to the Assignee, or (ii) the Assignee petitions the Court of Chancery of the State of Delaware (the “Court”) to appoint a successor assignee, and the Court so appoints such a successor. Thereupon, such successor assignee shall, without any further act, become vested with all of the estates, properties, rights, powers, trusts, and duties of its predecessor in connection with the General Assignment with like effect as if originally named therein, but the Assignee shall nevertheless, when requested in writing by the successor assignee, execute and deliver an instrument or instruments conveying and transferring to such successor assignee all of the estates, properties, rights, powers, and trusts of the Assignee in connection with the General Assignment and shall duly assign, transfer, and deliver to such successor assignee all property and money held by the Assignee hereunder.

14.          Governing Law. This General Assignment shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

15.          Counterparts. This General Assignment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

ASSIGNOR

ACERAGEN, INC.

By:	/s/ John Taylor
Name: John Taylor
Title: Chief Executive Officer

ASSIGNEE

ACG (ABC), LLC

By:	/s/ James Gansman
Name: James Gansman
Title: President

SIGNATURE PAGE TO ACERAGEN, INC. GENERAL ASSIGNMENT